Exhibit 10.47

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

Dated as of December 20, 2023

by and among

JANSSEN PHARMACEUTICALS, INC.,

MEIRAGTX UK II LIMITED

and

MEIRAGTX HOLDINGS PLC

i

ii

Annexes

Annex 1.1	RPGR Product
Annex 2.2(a)(iii)	Books and Records
Annex 2.8	Purchase Price Allocation Schedule

Schedules
Disclosure Schedules

Exhibits

Exhibit A	Form of Amended and Restated Transition Services Agreement
Exhibit B	Form of Assignment and Assumption Amendment
Exhibit C	Bill of Sale
Exhibit D	Form of Supply Agreement
Exhibit E	Technology Transfer Plan
Exhibit F	Form of Termination Agreement
Exhibit G	Form of UCLB Assignment and Assumption Agreement
Exhibit H	Form of Press Release

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of December 20, 2023, is entered into by and among Janssen Pharmaceuticals, Inc., a Pennsylvania corporation located at 1125 Trenton-Harbourton Road, Titusville, NJ 08560, United States of America (“Buyer”), on one hand, and MeiraGTx UK II Limited, a company organized and existing under the laws of England and Wales, located at 34-38 Provost Street, London N1 7NG, United Kingdom and MeiraGTx Holdings plc, a Cayman Islands corporation located at 450 East 29th Street, 14th Floor, New York, NY 10016, United States of America, on the other hand (MeiraGTx UK II Limited and MeiraGTx Holdings plc, together, “Seller”). Buyer and Seller are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Parties are party to that certain Collaboration, Option and License Agreement, dated January 30, 2019, by and between Buyer and Seller, as amended by that certain First Amendment to the Collaboration, Option and License Agreement, dated December 16, 2021 (collectively, the “Collaboration Agreement”), pursuant to which, among other things, the Parties Developed the RPGR Product;

WHEREAS, in furtherance of the foregoing, Seller desires to sell and transfer (or cause to be sold and transferred) to Buyer, and Buyer wishes to purchase from Seller, all of Seller’s and its Affiliates’ right, title and interest in, to and under the Purchased Assets upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with Buyer’s purchase of the Purchased Assets, Seller and Buyer further wish to terminate the Collaboration Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound (subject as aforesaid in the prior paragraph), hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1.Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Acquisition” has the meaning set forth in Section 2.1.

“Action” means any claim, action, cause of action or suit, litigation, assessment, arbitration, mediation, investigation, audit, hearing, charge, complaint, demand, notice or proceeding (in each case, whether in contract, tort or otherwise, whether at law or in equity, and whether civil or criminal) to, from, by or before any Governmental Authority.

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, controls, is controlled by, or is under common control with that Party, for so long as such control exists. For the purpose of this definition, “control” means any of the following: (a) direct or indirect ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; (b) status as a general partner in any partnership; or (c) any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity, whether through ownership of voting securities, by contract or otherwise. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case, such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” has the meaning set forth in the preamble hereof.

“Approval of Manufacturing Facilities” means (a) the approval by the FDA of the Prior Approval Supplement located at the Buyer-selected facility (other than a Seller facility) in the United States for commercial Manufacture of any RPGR Product and; (b) the approval by the EMA of the type II variation at the Buyer-selected facility (other than a Seller facility) in the EU for commercial Manufacture of any RPGR Product.

“Amended and Restated Transition Services Agreement” means that certain amendment and restatement to the Transition Services Agreement, substantially in the form of Exhibit A.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, by and between Seller and Janssen Research & Development, LLC, dated as of September 29, 2023; provided that, from and after the Closing, as the same is further amended or restated.

“Assignment and Assumption Amendment” means that certain amendment to the Assignment and Assumption Agreement, substantially in the form of Exhibit B.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

“Bill of Sale” means the bill of sale and assignment and assumption agreement by and between Buyer or its Affiliate, on the one hand, and Seller, on the other hand, substantially in the form of Exhibit C.

“BLA” means: (a) a Biologics License Application as defined in the FDCA and the regulations promulgated thereunder; (b) an MAA in the EU; or (c) any equivalent or comparable application, registration or certification in any other country or region.

“Business” means the business of Researching, Developing, Manufacturing and otherwise Exploiting the RPGR Product as conducted by or proposed to be conducted by or on behalf of Seller (or any of its Affiliates) as of the Closing Date.

“Business Day” means any day other than (a) a Saturday or Sunday; or (b) a day on which banking institutions located in New York, New York or London, United Kingdom are permitted or required by applicable Law to remain closed.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Indemnified Party” has the meaning set forth in Section 6.1.

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets or business to which the subject matter of this Agreement relates.

“Clinical Development Records” means all records, accounts, notes, reports and data that are (a) (i) prepared by Seller (or any of its Affiliates or it or their respective employees or subcontractors), (ii) owned (or purported to be owned) by, or in the possession or control of, Seller (or any of its Affiliates) as of the Closing, and (iii) primarily related to the RPGR Product (or the Exploitation thereof), or (b) (i) to be prepared by Seller (or any of its Affiliates or its or their respective employees or subcontractors) after the Closing pursuant to the Amended and Restated Transition Services Agreement and in connection with the conduct of any Clinical Trial for the RPGR Product ongoing as of the Closing, (ii) once prepared by Seller (or any of its Affiliates or its or their respective employees or subcontractors), will be owned (or purported to be owned) by, or in the possession or control of, Seller (or any of its Affiliates) as of the Closing, and (iii) primarily related to the RPGR Product (or the Exploitation thereof), provided, however, in each case ((a) and (b)), excluding any records, accounts, notes, reports or data that constitute embodiments of Manufacturing Intellectual Property, Seller [***] Technology or Know-How that is necessary for, or actually used by or on behalf of Seller (or any of its Affiliates) as of the Closing in, the Exploitation of any Other Seller Product.

“Clinical Study” means a (a) Phase 1 Study; (b) Phase ½ Study; (c) Phase 2 Study; (d) Phase 3 Study; (e) Pivotal Study; or (f) other prospective study (including a non-interventional study or Natural History Study) or post-Regulatory Approval study, in each case of this subsection (f) in humans to obtain information regarding a disease state or product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of the product.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing Purchase Price” means an amount equal to $65,000,000.

“CNGA3 Product” means (a) Seller’s Gene Therapy Product [***] for the treatment of the CNGA3 Target Indication by expressing the CNGA3 Target; [***].

“CNGA3 Target” means the [***].

“CNGA3 Target Indication” means the inherited retinal disease resulting from the loss of function of the CNGA3 Target.

“CNGB3 Product” means (a) Seller’s Gene Therapy Product [***] for the treatment of the CNGB3 Target Indication by expressing the CNGB3 Target; [***].

“CNGB3 Target” means the [***].

“CNGB3 Target Indication” means the inherited retinal disease resulting from the loss of function of the CNGB3 Target.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” has the meaning set forth in the recitals hereof.

“Commercialize” means to market, promote, detail, conduct medical affairs, distribute, import, export, offer to sell, use or sell biopharmaceutical products or conduct other commercialization activities, including activities directed to obtaining Pricing Approvals, conducting pre- and post-Regulatory Approval activities and launching and promoting such biopharmaceutical products in each country, as applicable.

“Completion of PPQ” means (a) the Completion of PPQ for Drug Substance and Method Transfer; (b) the completion of all activities described in [***]; and (c) initiation of ICH Drug Product stability studies on all Drug Product PPQ Batches, [***].

“Completion of PPQ for Drug Substance and Method Transfer” means (a) the initiation of ICH Drug Substance stability studies for [***] Drug Substance PPQ Batches, [***]; and (b) the completion of all activities described in [***].

“Completion of Technology Transfer for Drug Product and Drug Substance” means [***].

“Confidential Information” means all confidential Know-How and other confidential information and data of a Party that is disclosed by or on behalf of a Party or any of its Affiliates (the “Disclosing Party”) or otherwise made available to the other Party or its

Affiliates (the “Receiving Party”) under this Agreement, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement or of a financial, commercial, business, operational or technical nature.

“Confidentiality Agreement” means the Mutual Confidentiality and Nondisclosure Agreement [***].

“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document, including the Acquisition.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written.

“Control” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise, other than pursuant to this Agreement) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to another Person, or to otherwise disclose such Intellectual Property Rights to another Person, without (a) violating any applicable Law; (b) breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party; or (c) incurring payment obligations by reason of licensing, sublicensing or providing access to the other Party with respect thereto (unless such other Party agrees in writing to bear all such costs arising from the license, sublicense or access to such item by such other Party). Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of a Party, (i) any Intellectual Property Rights Controlled by any acquiring entity (and not Controlled by such Party or its Affiliates) immediately prior to the effective date of such Change of Control; and (ii) any Intellectual Property Rights independently developed or acquired by or on behalf of any acquiring entity without access to or use of any Intellectual Property Rights used or made available under this Agreement or pre-acquisition employees of such Party or its pre-acquisition Affiliates, in each case ((i) and (ii)) shall not be deemed to be Controlled by such Party or its Affiliates after the effective date of such Change of Control for purposes of this Agreement.

“Covered Losses” has the meaning set forth in Section 6.5(a).

“Develop” means any and all drug development activities, other than Research activities, conducted before or after obtaining Regulatory Approval that are reasonably related to or leading to the development, preparation and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Regulatory Approval or to the appropriate body for obtaining, supporting or expanding Pricing Approval, including all activities related to pharmacokinetic profiling, design and conduct of Clinical Studies, regulatory affairs, regulatory strategy, safety matters, statistical analysis, report writing, and Regulatory Filing creation and submission (including the services of outside advisors and consultants in connection therewith).

“Development Milestone Event” has the meaning set forth in Section 2.6(a).

“Development Milestone Payment” has the meaning set forth in Section 2.6(a).

“Disclosing Party” has the meaning set forth in the definition of Confidential Information.

“Disclosure Schedules” means the Schedules delivered by Seller to Buyer contemporaneously with this Agreement and appended hereto, setting forth disclosures in respect of the representations and warranties contained in Article III of this Agreement.

“Dollars” or “$” means United States dollars.

“EMA” means European Medicines Agency.

“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto; except that, for purposes of this Agreement, the EU will be deemed to include France, Germany, Italy, Spain and the United Kingdom, irrespective of whether any such country leaves the European Union.

“European Commission” means the executive of the EU that promotes its general interest.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exploit” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to research, develop, test, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of. “Exploitation” means the act of Exploiting a product or product candidate.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

“First Commercial Sale” means, with respect to a product, and on a country-by-country basis, the first commercial sale in an arm’s length transaction of such product to a Third Party by Buyer (or any of its Affiliates, its or their licensees under any of the rights transferred to

Buyer under this Agreement, or its or their sublicensees under the licenses granted to Buyer pursuant to Section 5.6(a)) in such country following receipt of applicable Regulatory Approval and Pricing Approval of such product in such country. For clarity, First Commercial Sale of a product shall not include: (a) any distribution or other sale solely where the product is supplied without charge or at the actual manufacturing cost thereof (without allocation of indirect costs or any markup); (b) any sale by Buyer to its Affiliates or its or their licensees or sublicensees for further resale by such Affiliate, licensee or sublicensee; or (c) sales for clinical trial purposes, early access or compassionate use programs.

“Fraud” means [***].

“Fundamental Representations” means the representations and warranties set forth in [***].

“GAAP” means the United States generally accepted accounting principles in effect from time to time, consistently applied.

“Gene Therapy Product” means any [***] product that delivers [***] for purposes of [***].

“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of: (a) any government of any country or territory; (b) any nation, state, province, county, city or other political subdivision thereof; (c) any supranational body; or (d) any arbitrator with binding authority.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as the same may be amended, modified, or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA and Other Health Privacy Laws” means (a) HIPAA; and (b) any other supranational, federal, state or local Laws governing the privacy and security of health information or breach of same, each as may be amended, modified, or supplemented from time to time and any successor statute thereto.

“Improved RPGR Product” means for the RPGR Product, any Gene Therapy Product that: (a) contains [***]; and (b) [***].

“IND” means an Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 CFR Part 312 before the commencement of a clinical trial of a product, or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application or a clinical trial exemption, or any other equivalent or related regulatory submission, license or authorization.

“Indemnified Party” has the meaning set forth in Section 6.3(a).

“Indemnifying Party” has the meaning set forth in Section 6.3(a).

“Initiation” means, with respect to a Clinical Study, the administration of the first dose to first patient in such clinical study on a bilateral basis; provided that, for the purposes of this definition, “bilateral basis” means that a dose has been administered to a patient for the treatment of each eye in such study participant.

“Insolvency Event” means, in relation to either Party, any one of the following: (a) that Party becomes insolvent according to applicable Law; (b) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings, which are dismissed within sixty (60) days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed in respect of that Party; (d) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that Party; (e) a resolution shall have been passed by that Party or that Party’s directors to make an application for an administration order or to appoint an administrator; or (f) that Party proposes or makes any general assignment, composition, or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors.

“Intellectual Property Rights” means any and all rights, title and interests in and to any Know-How (including Inventions), Patents, and all other intellectual property, however denominated, throughout the world, including any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, including the right to sue and collect for past, present and future infringement, misappropriation or violation of any of the foregoing.

“Invention” means any process, method, composition of matter, article of manufacture, discovery, improvement, or finding, including Know-How, patentable or otherwise, that is first developed, generated, conceived or reduced to practice as a result of a Party (acting solely or jointly with the other Party) exercising its rights or carrying out its obligations in accordance with the Collaboration Agreement, whether directly or via its Affiliates, employees, agents or independent contractors, including all rights, title and interests in and to the Intellectual Property Rights in and to any of the foregoing.

“Janssen Arising IP” has the meaning given such term in the Supply Agreement.

“Know-How” means any non-public or proprietary information and all other proprietary rights (including technical and scientific information) that may exist or be created under the laws of any jurisdiction in the world, including technical information, know-how, data (including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, Manufacturing data and descriptions, market data, financial data or descriptions), Materials, research results, inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, expertise, other technology applicable to compounds, formulations, compositions or products, to their Manufacture, Development, registration, use or Commercialization, methods of assaying or testing them or processes for their Manufacture, formulations containment, compositions incorporating or comprising them, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, Manufacturing, preclinical and clinical data, Regulatory Filings or Regulatory Materials and copies thereof, relevant to the Development, Manufacture, use or Commercialization of or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof, but excluding Patents.

“Law” means any applicable law, statute, code, ordinance, rule or regulation, enforceable guideline or other requirement, order, injunction, judgment, writ, stipulation, award, arbitration award, decree, other pronouncement having the effect of law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to any Party or such Party’s businesses, properties or assets, as may be amended from time to time.

“Liabilities” means, with respect to any Person, any and all damages, debts, liabilities, obligations, losses, claims, interest obligations, deficiencies, judgments, assessments, awards, fines, fees, penalties, costs and expenses, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, due or to become due, whether directly incurred or consequential, whether or not required under GAAP to be accrued on the financial statements of such Person, and including those arising under any Law, Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means (a) the Licensed Know-How; and (b) the Licensed Patents.

“Licensed Know-How” means (a) all Know-How (other than any Purchased Know-How or UCLB Know-How) that is (i) owned or otherwise Controlled by Seller (or any of its Affiliates) as of the Closing, and (ii) (A) necessary or reasonably useful for the Exploitation of the RPGR Product or (B) otherwise actually used by or on behalf of Seller (or any of its Affiliates) in the Exploitation of the RPGR Product prior to the Closing, including (1) the Licensed Manufacturing Know-How and (2) any Know-How embodied by any books, records or files that are (x) primarily related to the Purchased Assets, any RPGR Product or Assumed Liabilities but (y) excluded from the Purchased Assets pursuant to Section 2.2(a)(iii); and (b) any SUPPLIER Results; provided, however, in each case ((a) and (b)), excluding any Seller [***] Technology.

“Licensed Manufacturing Know-How” means any Know-How (other than any Purchased Know-How or UCLB Know-How) that is (a) owned or otherwise Controlled by Seller (or any of its Affiliates) as of the Closing; and (b) (i) necessary or reasonably useful for the Manufacturing Process or (ii) otherwise actually used by or on behalf of Seller (or any of its Affiliates) in the Manufacturing Process prior to the Closing.

“Licensed Manufacturing Patents” means any Patents (other than any UCLB Patents) that are (a) owned or otherwise Controlled by Seller (or any of its Affiliates) as of the

Closing; and (b) claim or cover (i) the method of Manufacture of an RPGR Product; or (ii) the Licensed Manufacturing Know-How.

“Licensed Patents” means any Patents (other than any UCLB Patents) that (a) are owned or otherwise Controlled by Seller (or any of its Affiliates) as of the Closing; and (b) claim or cover (i) an RPGR Product (including the Exploitation thereof) or (ii) the Licensed Know-How, including the Licensed Manufacturing Patents and the SUPPLIER Arising Patents; provided, however, in each case ((i) and (ii)), excluding any Patents that claim or cover any Seller [***] Technology.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, sublicense, option, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 6.1.

“MAA” means an application for the authorization or approval to market an RPGR Product in any country or group of countries outside the United States, as defined by applicable Law and filed with the Regulatory Authority of a given country or group of countries.

“Major European Countries” means each of the United Kingdom, France, Germany, Spain, and Italy.

“Manufacture” or “Manufacturing” means activities directed to producing, manufacturing, processing, sourcing of materials, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

“Manufacturing Intellectual Property” means the [***].

“Manufacturing Process” means the [***].

“Material Adverse Effect” means [***].

“Materials” means any tangible compositions of matter, articles of manufacture, assays, chemical, biological or physical materials, and other similar materials, including media composition.

“Natural History Study” means a combined Phase 1 Study and Phase 2 Study.

“Non-Assignable Right” has the meaning set forth in Section 2.7.

“Order” means any writ, judgment, injunction, order, decree, stipulation, ruling, decision, verdict, determination or award, of or by, or any settlement under the jurisdiction of, any Governmental Authority (in each such case whether preliminary or final).

“Other Seller Product” means (a) any proprietary compound, construct, product or service that is owned or otherwise Controlled by Seller (or any of its Affiliates) as of the Closing, including any of the foregoing relating to any of Seller’s other clinical programs [***] or any of Seller’s [***] technology [***]; provided, however, excluding (i) the RPGR Product; or (ii) any product owned by any Third Party that is commercially available for use in the Development or Commercialization of any products; (b) the CNGA3 Product; or (c) the CNGB3 Product.

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“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Patents” means any and all (a) patents; (b) pending patent applications, including all provisionals applications, divisionals, continuations, substitutions, continuations-in-part, divisions and renewals, and all patents granted thereon; (c) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; (d) inventor’s certificates; (e) any other form of government-issued right substantially similar to any of the foregoing; and (f) all United States and foreign counterparts of any of the foregoing.

“Permitted Liens” means, collectively, (i) statutory Liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith; (ii) Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable and, if required under GAAP, for which appropriate reserves have been created or that are being contested in good faith by appropriate proceedings and that are not resulting from any breach, violation or default by Seller of any Contract or applicable Law; (iii) non-exclusive licenses granted in the ordinary course of business; (iv) easements, rights of way, zoning ordinances and other similar Liens affecting real property; and (v) Liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.

“Personal Information” means any information, in any form, that could be used, directly, indirectly or in combination with other information, to directly or indirectly allow identification of or contact with a natural person. Such information includes information covered by any applicable Law or Privacy Obligations, and any privacy policy or notice of Seller relating to the security, privacy, or Processing of personal information in any form.

“Phase 1 Study” means a clinical study of an investigational product in patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and shall be deemed commenced when the first patient in such study has received his or her initial dose of a product. A “Phase 1 Study” shall include any clinical trial that would satisfy the requirements of 21 C.F.R. § 312.21(a), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.

“Phase 1/2 Study” means a combined Phase 1 Study and Phase 2 Study.

“Phase 2 Study” means a clinical study of an investigational product in patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and shall be deemed commenced when the first patient in such study has received his or her initial dose of a product. A “Phase 2 Study” shall include any clinical trial that would satisfy the requirements of 21 C.F.R. § 312.21(b), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.

“Phase 3 Study” means a clinical study of an investigational product in patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. § 312.21(c), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and shall be deemed commenced when the first patient in such study has received his or her initial dose of a product. For clarity, Phase 3 Studies include clinical studies of approved products for unapproved indications.

“Phase 3 Extension Study” means the Phase 3 extension study of patients assigned from cohort 2 to the immediate treatment arm of the clinical study identified as NCT04794101 on clinicaltrials.gov and titled “Follow-up Gene Therapy Trial for the Treatment of X-linked Retinitis Pigmentosa Associated with Variants in the RPGR Gene.”

“Pivotal Study” means a human clinical study in any country that is prospectively designed to generate data intended to satisfy the requirements of 21 C.F.R. § 312.21(c) in the U.S. or a similar clinical study prescribed by a Regulatory Authority from another country, from time to time, pursuant to applicable Law. For clarity, a Pivotal Study may be a Phase 2 Study, a Phase 1/2 Study, or a Phase 3 Study.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date; and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Pricing Approval” means, with respect to a product and any country or regulatory jurisdiction, any pricing and reimbursement approvals that are commercially necessary to conduct a launch of such product in such country or regulatory jurisdiction (even if such approvals are not legally required to launch such product in such country or regulatory jurisdiction). For purposes of illustration, the following pricing and reimbursement approvals are examples of those that are currently necessary to conduct a launch of a drug or biological product: in France, publication of the reimbursed price level in the official journal and registration on a reimbursement list by or on behalf of Comité Economique des Produits de Santé or Haute Autorité de Santé (or a successor agency); in Italy, publication of reimbursement in the Government’s Official Gazette (by Agenzia Italiana del Farmaco or a successor agency); in Germany, execution of contract with the head association of sick funds (GKV-Spitzenverband, Gesetzlichen Krankenversicherung, or a successor agency); in Spain, authorization by La Comisión Interministerial de Precios de los Medicamentos or La Comisión Nacional para el Uso Racional de los Medicamentos (or a successor agency) for national patient access to reimbursement by or on behalf of a Governmental Authority; and in the United Kingdom, a recommendation by the National Institute for Health and Care Excellence (or a successor agency) to obtain mandatory funding to enable broad market access.

“Prior Approval Supplement” has the meaning given to it in section 506A of the Federal Food, Drug, and Cosmetic Act and §314.70(b) in the Code of Federal Regulations.

“Privacy Obligations” means all applicable Law, Contracts, self-regulatory standards, or written policies, notices or terms of use of Seller that are related to privacy, security, data protection or Processing of Personal Information (including the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act (COPPA), the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the California Consumer Privacy Act (CCPA), state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, the EU General Data Protection Regulation (GDPR) and any rules relating to the Payment Card Industry Data Security Standards, direct marketing, online behavioral adverting, e-mails, text messages or telemarketing, data localization, and contract terms relating to the protection or Processing of Personal Information, and any rules and regulations relating to privacy, data security, and data protection) as well as any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, or call or electronic monitoring or recording. For avoidance of doubt, Privacy Obligations include HIPAA and Other Health Privacy Laws.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Purchase Price” means (a) the Closing Purchase Price; and (b) the Development Milestone Payments pursuant to Section 2.6.

“Purchase Price Allocation” has the meaning set forth in Section 2.8.

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Purchased Contract” means the UCLB License.

“Purchased Intellectual Property” means (a) the Purchased Know-How; and (b) the right to recover for past, present and future infringement, misappropriation or violation of any of the foregoing.

“Purchased Know-How” means (a) the Know-How embodied by, contained in or constituting the Clinical Development Records; (b) the Know-How embodied by, contained in or constituting the Purchased Regulatory Documentation; (c) the Know-How embodied by, contained in or constituting the Purchased Research Records; and (d) any other Know-How (other than as set forth in the foregoing clause (a), (b) or (c)) that is (i) owned (or purported to be owned) by Seller (or any of its Affiliates) as of the Closing; and (ii) primarily related to any RPGR Product (or the Exploitation thereof); provided, however, in each case ((a), (b), (c) or (d)), excluding any Know-How that is (A) Manufacturing Intellectual Property or Seller [***] Technology; or (B) necessary for, or actually used by or on behalf of Seller (or any of its Affiliates) as of the Closing in, the Exploitation of any Other Seller Product.

“Purchased Regulatory Documentation” means, with respect to any RPGR Product, all (a) applications for and documentation comprising the Regulatory Filings for any RPGR Product; (b) material correspondence submitted to or received from Governmental Authorities in connection with the Regulatory Filings for any RPGR Product; and (c) source Clinical Study data and safety data submitted to Regulatory Authorities in connection with the Regulatory Filings for any RPGR Product, in each case ((a), (b) or (c)), to the extent (i) owned (or purported to be owned) by, and in the possession or control of, Seller (or any of its Affiliates) as of the Closing (or, in connection with any Clinical Trial for any RPGR Product ongoing as of the Closing and generated pursuant to the Amended and Restated Transition Services Agreement, after the Closing), and (ii) primarily related to any RPGR Product (or the Exploitation thereof); provided, however, in each case ((a), (b) or (c)), excluding (A) any laboratory notebooks, internal audit reports or batch records (other than those batch records contained in the Regulatory Filings); and (B) any applications, documents, correspondence or data that constitute embodiments of Manufacturing Intellectual Property or Seller [***] Technology.

“Purchased Research Records” means all records, accounts, notes, reports and data that are (a) prepared by Seller (or any of its Affiliates or it or their respective employees or subcontractors); (b) owned (or purported to be owned) by, and in the possession or control of, Seller (or any of its Affiliates) as of the Closing; and (c) primarily related to any RPGR Product (or the Exploitation thereof) provided, however, in each case, excluding any records, accounts, notes, reports or data that constitute embodiments of Manufacturing Intellectual Property or Seller [***] Technology.

“Quality Agreement” means that certain quality agreement to the Supply Agreement, containing allocation of tasks and responsibilities with respect to quality control and assurance.

“Receiving Party” has the meaning set forth in the definition of Confidential Information.

“Regulatory Approval” means, with respect to each product in any country or jurisdiction, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such product in such country or jurisdiction by the relevant Regulatory Authority, excluding separate pricing or reimbursement approvals that may be required, as it may be amended or updated from time to time.

“Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals for products, including the FDA, EMA, European Commission and any corresponding national or regional regulatory authorities.

“Regulatory Filing” means, with respect to any product, any application or submission to a Regulatory Authority of any appropriate regulatory application, and shall include any submission to a regulatory advisory board, MAA, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any BLA or the corresponding application in any other country or group of countries.

“Regulatory Materials” means any notifications, communication, correspondence, registrations, approvals, or other filings made to, received from or otherwise conducted with a Regulatory Authority related to Developing, Manufacturing, or otherwise Commercializing a biopharmaceutical product in a particular country or jurisdiction, other than Regulatory Filings.

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement, including (a) the Bill of Sale; (b) the UCLB Consent; (c) the Supply Agreement (together with the Quality Agreement); (d) the Termination Agreement; (e) the Assignment and Assumption Agreement (including the Assignment and Assumption Amendment); (f) the Transition Services Agreement (including the Amended and Restated Transition Services Agreement); and (g) the UCLB Assignment and Assumption Agreement.

“Representatives” means, with respect to any Person, such Person’s directors, officers, equity holders, members, managers, employees, counsel, consultants, accountants, financial advisors, lenders and other agents and representatives.

“Research” means activities, other than Development, Manufacturing and Commercialization, related to the advance, design, delivery, discovery, generation, identification, optimization, profiling, characterization, production, process development, cell line development, pre-clinical development or non-clinical or pre-clinical studies of drug candidates and products, including such non-clinical studies and other material Development activities to be undertaken to generate data sufficient to enable the filing of an IND.

“RPGR Confidential Information” has the meaning set forth in Section 5.1(a)(iii).

“RPGR Product” means (a) Seller’s Gene Therapy Product [***] for the treatment of the RPGR Target Indication by expressing the RPGR Target as more fully described in Annex 1.1; or (b) [***].

“RPGR Target” means the [***].

“RPGR Target Indication” means the inherited retinal disease resulting from the loss of function of the RPGR Target.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Indemnified Party” has the meaning set forth in Section 6.2.

“Seller [***] Technology” means Seller’s [***] technology, [***].

“Seller’s Knowledge” means, with respect to any matter in question, [***].

“SUPPLIER Arising IP” has the meaning given such term in the Supply Agreement.

“SUPPLIER Arising Patents” has the meaning given such term in the Supply Agreement.

“SUPPLIER Results” has the meaning given such term in the Supply Agreement.

“Supply Agreement” means that supply agreement for the supply of RPGR Products from Seller to Buyer, substantially in the form of Exhibit D.

“Tax” or “Taxes” means (whether disputed or not) all (a) federal, state, local and foreign income, franchise, windfall or other profits, gross receipts, property, escheat or unclaimed property, ad valorem, sales, use, excise, withholding, payroll, employment, social security, unemployment compensation, disability, severance, capital gain, alternative minimum, estimated, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means all returns, requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any amendments thereto as well as any related or supporting information with respect to any of the foregoing.

“Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Technology Transfer Plan” means the written plan pursuant to which Seller shall disclose to Buyer the technical details relating to the Manufacturing Process and such other information, as set forth in Exhibit E.

“Termination Agreement” means the agreement to terminate the Collaboration Agreement by and between Buyer and Seller, substantially in the form of Exhibit F.

“Territory” means worldwide.

“Third Party” means any Person other than: (a) Seller or Buyer; or (b) any Affiliates of Seller or Buyer.

“Third Party Claim” has the meaning set forth in Section 6.3(a).

“Transfer Taxes” has the meaning set forth in Section 5.2(a).

“Transition Services Agreement” means that certain Transition Services Agreement, by and between Seller and Buyer, dated as of September 27, 2023; provided that, from and after the Closing, as the same is further amended or restated.

“UCLB Assignment and Assumption Agreement” means the assignment and assumption agreement to Buyer from Seller, substantially in the form of Exhibit G.

“UCLB Consent” means the consent to assign the UCLB License to Buyer.

“UCLB Intellectual Property” means the UCLB Know-How, UCLB Materials and UCLB Patents.

“UCLB Know-How” means the Know-how (as defined in the UCLB License) licensed to Seller or its Affiliates under Section 2.1 of the UCLB License.

“UCLB License” means that certain License Agreement, dated February 5, 2019, by and between UCL Business Ltd. (as successor to UCL Business Plc), on the one hand, and MeiraGTx UK II Limited and MeiraGTx Limited, on the other hand and relating to RPGR Products.

“UCLB Materials” means the Materials (as defined in the UCLB License) licensed to Seller or its Affiliates under Section 2.1 of the UCLB License.

“UCLB Patents” means the Patents (as defined in the UCLB License) licensed to Seller or its Affiliates under Section 2.1 of the UCLB License.

Section 1.2.Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit, Schedule or Annex, such reference shall be to an Article of, a Section of, or an Exhibit, Schedule or Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit, Schedule or Annex hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit, Schedule or Annex. Whenever the words “include”, “includes” or “including” are used in this Agreement or any Related Document, they shall be deemed to be followed by the words “without limitation.” The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. For purposes of this Agreement and the Related Documents, the phrases “delivered or made available to Buyer prior to the Closing Date”, “has made available to Buyer prior to the Closing

Date” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Related Documents as meaning that a copy of such document or information was delivered by or on behalf of Seller to Buyer or its Representatives. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any Law, such Law, as amended, modified, codified, replaced or reenacted from time to time, and any comparable Law that from time to time replaces such Law by succession and any rules or regulations promulgated by an applicable Governmental Authority thereunder and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto and instruments incorporated therein. References to a Person or Party are also to its permitted successors and assigns.

ARTICLE II

PURCHASE AND SALE

Section 2.1.Purchase and Sale of Purchased Assets. Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), free and clear of all Liens (other than Permitted Liens), and Buyer (or its designated Affiliate) shall purchase, take delivery of and acquire from Seller and its Affiliates all of Seller’s and its Affiliates’ right, title and interest in, to and under all of the Purchased Assets and agree to assume, satisfy and discharge when due all Assumed Liabilities. The purchase and sale of the Purchased Assets hereunder is referred to herein as the “Acquisition.”

Section 2.2.Purchased Assets; Excluded Assets.

(a)The term “Purchased Assets” means all of Seller’s and its Affiliates’ right, title and interest in the assets, properties and rights set forth below:

(i)the Purchased Intellectual Property;

(ii)the Purchased Contract;

(iii)any books, records and files in whatever form or medium (e.g., audio, electronic, visual or print), solely to the extent (A) owned (or purported to be owned) by, and in the possession or control of, Seller (or any of its Affiliates) as of the Closing; and (B) primarily related to the Purchased Assets, any RPGR Product or Assumed Liabilities including those set forth on Annex 2.2(a)(iv); provided, however, in each case, excluding any books, records or files that (1) constitute embodiments of Manufacturing Intellectual Property or Seller [***] Technology or (2) are necessary for, or actually used by or on behalf of Seller (or any of its Affiliates) as of the Closing in, the Exploitation of any Other Seller Product;

(iv)any and all (A) causes of action or claims of Seller (or any of its Affiliates), including remedies thereunder; and (B) amounts due to Seller (or any of its Affiliates) in respect of, actions or claims, in each case ((A) or (B)), solely to the extent exclusively relating to or arising from one or more of the Purchased Assets and arising in respect of, or otherwise attributable to, the period after the Closing Date; and

(v)all goodwill and other intangible assets primarily related to any Purchased Assets or any RPGR Product (other than any goodwill or other intangible assets specifically related to any Manufacturing Intellectual Property, Seller [***] Technology or Other Seller Product).

(b)Except as otherwise expressly set forth in this Agreement (including the licenses granted to Buyer under the Licensed Intellectual Property pursuant to Section 5.6(a)) or the Related Documents, Buyer shall not acquire any right, title or interest in, to or under (i) any Manufacturing Intellectual Property, Seller [***] Technology or Other Seller Product, or (ii) any of Seller’s (or any of its Affiliates’) Intellectual Property Rights, assets, properties or rights that are not Purchased Assets (collectively, the “Excluded Assets”).

Section 2.3.Assumption of Certain Obligations. Subject to the terms and conditions set forth herein, Buyer agrees, effective at the Closing and from and after the Closing Date, to assume and to timely satisfy and discharge the following Liabilities of Seller and its Affiliates, to the extent not previously performed or discharged (collectively, the “Assumed Liabilities”):

(a)all Liabilities under the Purchased Contract, to the extent arising after the Closing, except for any Liabilities that arise out of or relate to conduct under the Purchased Contract that occurred prior to the Closing;

(b)all Liabilities to the extent arising out of or relating to the Research, Development, Manufacture, Commercialization or other Exploitation of any RPGR Product or the use or ownership of any Purchased Assets after the Closing, except for (i) any Liabilities to the extent arising out of or relating to conduct that occurred prior to Closing and (ii) any Liabilities to the extent arising out of or relating to any Excluded Asset (other than, in each case ((i) and (ii)), with respect to any Liabilities to the extent (A) arising out of or relating to any practice of the Licensed Intellectual Property by or on behalf of Buyer (or any of its Affiliates or its or their sublicensees under the Licensed Intellectual Property) after the Closing pursuant to the licenses granted to Buyer under Section 5.6(a); or (B) allocated to Buyer (or any of its Affiliates) pursuant to the Collaboration Agreement or the Termination Agreement, as applicable); and

(c)any Liabilities expressly allocated to Buyer (or any of its Affiliates) pursuant to the Termination Agreement (including pursuant to any terms of the Collaboration Agreement that survive pursuant to the Termination Agreement).

Section 2.4.Excluded Liabilities. Buyer shall not be the successor to Seller or any of its Affiliates and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller or any of its Affiliates, including any

Liabilities arising out of or otherwise relating in any way to the Business or any of the Purchased Assets, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Notwithstanding anything to the contrary in this Agreement, without limiting the foregoing, the Excluded Liabilities shall include:

(a)any Liabilities for (i) Taxes relating to, or arising out of or imposed on the Business or the Purchased Assets for any Pre-Closing Tax Period, (ii) Taxes of Seller or any of its Affiliates for any taxable period, and (iii) the payment of Tax as a result of Seller or any of its Affiliates being a member of an affiliated, consolidated, combined or unitary group, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding (other than any Contract entered into in the ordinary course of business the principal purpose of which is not the allocation of or sharing of Taxes), or as a result of being liable for another Person’s Taxes as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which is not the allocation of or sharing of Taxes) or otherwise;

(b)all Liabilities under the Purchased Contract, to the extent arising prior to the Closing;

(c)any Liabilities expressly allocated to Seller (or any of its Affiliates) pursuant to the Termination Agreement (including pursuant to any terms of the Collaboration Agreement that survive pursuant to the Termination Agreement); and

(d)all Liabilities to the extent arising out of or relating to any Excluded Asset, other than with respect any Liabilities to the extent (i) arising out of or relating to any practice of the Licensed Intellectual Property by or on behalf of Buyer (or any of its Affiliates or its or their sublicensees under the Licensed Intellectual Property) after the Closing pursuant to the licenses granted to Buyer under Section 5.6(a) or (ii) allocated to Buyer (or any of its Affiliates) pursuant to the Collaboration Agreement or the Termination Agreement, as applicable.

Section 2.5.Closing; Closing Deliverables.

(a)Closing. The closing of the Acquisition (the “Closing”) shall take place simultaneously with the execution of this Agreement, or at such other time and date mutually agreed upon by the Parties, remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Section 2.5, or at such time and place as the Parties may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b)Seller Closing Deliverables. Simultaneously with the execution of this Agreement, Seller shall deliver or cause to be delivered to Buyer or to Buyer’s designee:

(i)the Bill of Sale, duly executed by Seller and, if applicable, its Affiliates;

(ii)a duly completed and accurate applicable Internal Revenue Service Form W-8;

(iii)the UCLB Consent, duly executed by MeiraGTx UK II Limited, MeiraGTx Limited and UCL Business Ltd.;

(iv)the UCLB Assignment and Assumption Agreement, duly executed by MeiraGTx UK II Limited and MeiraGTx Limited;

(v)the Supply Agreement, duly executed by Seller;

(vi)the Termination Agreement, duly executed by Seller;

(vii)the Amended and Restated Transition Services Agreement, duly executed by Seller;

(viii)the Assignment and Assumption Amendment, duly executed by Seller; and

(ix)all other instruments of assignment and other transfer documentation as reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer and Seller, pursuant to which all right, title and interest in and to Purchased Intellectual Property and other Purchased Assets are transferred to Buyer.

(c)Buyer Closing Deliverables. Simultaneously with the execution of this Agreement, Buyer shall deliver or cause to be delivered to Seller:

(i)the payments required pursuant to Section 2.5(d), subject to the timing as set forth in Section 2.5(d);

(ii)the Bill of Sale, duly executed by Buyer or its Affiliate;

(iii)the Supply Agreement, duly executed by Buyer;

(iv)the UCLB Consent, duly executed by Buyer;

(v)the UCLB Assignment and Assumption Agreement, duly executed by Buyer;

(vi)the Termination Agreement, duly executed by Buyer;

(vii)the Amended and Restated Transition Services Agreement, duly executed by Buyer; and

(viii)the Assignment and Assumption Amendment, duly executed by Buyer or its Affiliate.

(d)Payments by Buyer at Closing. In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations under this Agreement, the Supply Agreement, the Termination Agreement and the other Related Documents, at the Closing, [***], upon the terms and subject to the conditions hereof, Buyer and its applicable Affiliates shall pay, or cause to be paid, to Seller, in cash by wire transfer of immediately available funds to the account or accounts specified by Seller to Buyer [***], an amount equal to the Closing Purchase Price.

Section 2.6.Contingent Consideration.

(a)Subject to this Section 2.6 and Section 6.6, Buyer shall make the non-creditable, non-refundable payments described in Table 1 below (each, “Development Milestone Payment”) following achievement by or on behalf of Buyer (or any of its Affiliates, its or their licensees under any of the rights transferred to Buyer under this Agreement, its or their sublicensees under the licenses granted to Buyer pursuant to Section 5.6(a) or its or their subcontractors acting on behalf of Buyer or its Affiliates) of the corresponding event (each a “Development Milestone Event”) described in the row to the left of such payment in the table below.

Table 1
No.	Development Milestone Event	Development Milestone Payment (US Dollars)
1	Initiation of Phase 3 Extension Study for an RPGR Product	$50,000,000
2(a)	Completion of PPQ for Drug Substance and Method Transfer	$10,000,000
2(b)	Completion of PPQ	$5,000,000
3	First Commercial Sale of an RPGR Product in the United States	$175,000,000
4	First Commercial Sale of an RPGR Product in a Major European Country	$75,000,000
5(a)	Completion of Technology Transfer for Drug Substance and Drug Product	$25,000,000
5(b)	Approval of Manufacturing Facilities	$10,000,000
	RPGR Target Development Milestone Cap	$350,000,000

(b)Buyer shall make the Development Milestone Payments provided in Table 1 above to Seller upon the first (1st) achievement of the corresponding Development Milestone Event. [***]. Each Development Milestone Payment will be payable only once, even if the corresponding Development Milestone Event occurs: (A) more than once; (B) with respect to more than one (1) RPGR Product that treats the RPGR Target Indication; or (C) for Development Milestone Events set forth in Table 1 above, with respect to more than one (1)

indication. The aggregate total of all Development Milestone Payments shall not exceed the amount identified as the “RPGR Target Development Milestone Cap” in Table 1 above.

(c)With respect to each of:

(i)Development Milestone Event No. 1, Development Milestone Event No. 2(a) and Development Milestone Event No. 2(b), (A) Seller shall provide Buyer with written notice of the achievement of such Development Milestone Event, together with an invoice for the corresponding Development Milestone Payment; and (B) if Buyer confirms that such Development Milestone Event has been achieved, Buyer shall make the corresponding Development Milestone Payment to Seller within [***] after Buyer’s receipt of such undisputed invoice therefor; and

(ii)Development Milestone Event No. 3, Development Milestone Event No. 4, Development Milestone Event No. 5(a) and Development Milestone Event No. 5(b), (A) Buyer shall provide Seller with written notice of the achievement of such Development Milestone Event within [***]; (B) after receipt of such notice, Seller shall submit an invoice to Buyer for the corresponding Development Milestone Payment; and (C) Buyer shall make the corresponding Development Milestone Payment to Seller within [***] after Buyer’s receipt of such undisputed invoice therefor.

For the avoidance of doubt, all Development Milestone Payments shall be non-creditable and non-refundable.

(d)[***].

(e)Subject to the terms and conditions of this Agreement (including this Section 2.6 and the Technology Transfer Plan) and the Related Documents (including the Supply Agreement and the Termination Agreement), as applicable, the Parties acknowledge and agree that:

(i)it is the intention of the Parties that the Research, Development, Manufacture, Commercialization and other Exploitation of the RPGR Products shall be exercised by Buyer and its Affiliates [***];

(ii)Buyer and its Affiliates shall have complete control and sole discretion with respect to the Research, Development, Manufacture, Commercialization and other Exploitation of the RPGR Products and that this may have a material effect upon the achievability of the Development Milestone Event and the payment of the Development Milestone Payments that may be payable hereunder and such control and discretion by Buyer and its Affiliates could result in the Development Milestone Payment not being made;

(iii)the achievement of any Development Milestone Event is uncertain and that Buyer and its Affiliates may not achieve any results requiring the payment of any Development Milestone Payment at all, and it is therefore not assured that Buyer will be required to pay any Development Milestone Payment;

(iv)[***];

(v)except as set forth in the UCLB License as of the date hereof, whether or not Buyer (or any of its Affiliates) Researches, Develops, Manufactures, Commercializes or otherwise Exploits any RPGR Product, Buyer and its Affiliates are not prohibited from Researching, Developing, Manufacturing, marketing, selling, Exploiting or acquiring assets, businesses, or other products that may compete with any RPGR Product or any other products of Buyer, Seller or its or their Affiliates; and

(vi)except as otherwise set forth in this Agreement or any Related Documents, as applicable, neither Buyer nor any of its Affiliates or Representatives has furnished or provided, whether written or oral, any assurances or commitments regarding the achievability of the condition to the payment of the Development Milestones Events or the likelihood thereof and Seller has not relied on, and expressly disclaims any rights with respect to, any such statements.

(f)Except as otherwise expressly set forth in this Agreement or any Related Documents, Development Milestone Payments (if, when and as achieved), together with the Closing Purchase Price, constitute all consideration that Seller may receive in connection the Contemplated Transaction, and in no event may Seller receive any other consideration (including commercial milestone payments or royalties) in connection with the Contemplated Transaction, whether under this Agreement, the Collaboration Agreement or any other agreement.

(g)Except as otherwise set forth in Section 2.4 and Section 6.1, as between the Parties, Buyer shall be solely responsible for any royalty obligations, milestone payments, remittance of sublicensing income, and any other payments of any type that are or become due under the Purchased Contract or any other agreement between Buyer and a Third Party, on account of any activities by or on behalf of any of Buyer or its Affiliates in accordance with this Agreement or any Related Document (including any Research, Development, Manufacture, Commercialization or other Exploitation of any RPGR Product by or on behalf of Buyer or any of its Affiliates hereunder).

(h)Notwithstanding anything to the contrary set forth herein, Buyer acknowledges and agrees that until the date all Development Milestone Events have been achieved, it shall not assign its title and interest in all or substantially all of the Purchased Assets to a Third Party, without the prior written consent of Seller, including by sale of stock, by operation of Law, in connection with a merger or sale of substantially all of the assets or other similar change of control transaction; unless such Third Party assumes all of Buyer’s obligations under this Agreement (including, for clarity, with respect to any Development Milestone Event that has not yet been achieved as of the date of such assignment, the obligation to pay the corresponding Development Milestone Payment to Seller in the event that such Development Milestone Event is achieved by such Third Party in accordance with this Section 2.6, as applicable), which assignment and assumption is evidenced by a signed written agreement that is enforceable by Seller against such Third Party, with Seller as an express third party beneficiary of such agreement. For clarity, nothing in this Section 2.6(h) shall restrict Buyer’s ability to license or sub-license any Purchased Asset (including to sublicense its licenses or rights under the UCLB License in accordance with the terms therein) so long as Buyer retains all obligations under this Agreement.

(i)Notwithstanding anything to the contrary set forth herein, any undisputed payments or portions thereof due hereunder which are not paid when due will bear interest at the rate per annum equal to the lesser of: (A) [***]; or (B) the highest rate permitted by applicable Law, calculated on the number of days such payment is paid after the date such payment is due, and compounded monthly.

Section 2.7.Third Party Consents. If the assignment or transfer of any asset included in the Purchased Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Buyer (each, a “Non-Assignable Right”), then Seller shall, at Seller’s sole cost and expense, use its commercially reasonable efforts to obtain such consent after the execution of this Agreement until the earlier of [***], and Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith. If any such consent cannot be obtained prior to the Closing, then, notwithstanding anything to the contrary in this Agreement or any Related Document, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assignable Right, and Seller shall use its commercially reasonable efforts, at Seller’s sole cost and expense, to obtain such consent as soon as possible after the Closing (subject to the preceding sentence), and (ii) at Buyer’s election, (A) the Non-Assignable Right shall be an Excluded Asset and Buyer shall have no Liability whatsoever with respect to any such Non-Assignable Right or any Liability with respect thereto (other than with respect to (1) if such Non-Assignable Right is under the Licensed Intellectual Property, any Liabilities to the extent arising out of or relating to any practice of such Licensed Intellectual Property by or on behalf of Buyer (or any of its Affiliates or its or their sublicensees under the Licensed Intellectual Property) after the Closing pursuant to the licenses granted to Buyer under Section 5.6(a), or (2) any Liabilities with respect to such Non-Assignable Right to the extent allocated to Buyer (or any of its Affiliates) pursuant to the Collaboration Agreement or the Termination Agreement, as applicable); or (B) Seller shall, at its sole cost and expense, use its commercially reasonable efforts to obtain for Buyer substantially all of the practical benefit of such Non-Assignable Right, including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller; (2) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; and (3) if such Non-Assignable Right is Know-How or a Patent, licensing such Intellectual Property Right to Buyer in accordance with Section 5.6(a). Notwithstanding anything to the contrary set forth herein, none of Seller, Buyer or any of their respective Affiliates shall be required to make any payments to any Third Party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with the performance of its or their respective Affiliates’ obligations under this Section 2.7. Notwithstanding the foregoing, the terms of Section 2.6 of this Agreement and Section 2.6 of the Amended and Restated Transition Services Agreement will control with respect to the consents described therein in the event of any conflict with this Section 2.7.

Section 2.8.Purchase Price Allocation. In accordance with Section 1060 of the Code, Buyer and Seller agree that the purchase price, the Assumed Liabilities (and any other amounts treated as consideration for U.S. federal income Tax purposes) will be allocated as shown on Annex 2.8 (the “Purchase Price Allocation”). Buyer and Seller shall file all Tax Returns and conduct all audits, claims, investigations, inquiries or other proceedings in respect of Taxes in a manner consistent with Purchase Price Allocation, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code or any analogous provision of applicable Law. In the event that the Purchase Price Allocation is disputed by any Governmental Authority, the Party receiving notice of the dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Section 3.1.Organization, Standing and Power. Seller is duly organized or incorporated, and validly existing under the laws of its jurisdiction of formation or incorporation and has all requisite power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business. Seller is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as has not been and would not reasonably be expected to be material to the Business.

Section 3.2.Authority; Noncontravention.

(a)Seller has all requisite corporate, limited liability company or other similar organizational power and authority to execute and deliver this Agreement and the Related Documents to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, Enforceable against Seller in accordance with its terms.

(b)The board of directors of Seller, by unanimous written consent or in a duly called meeting, duly adopted resolutions: (i) approving this Agreement, the other Related Documents and the Contemplated Transactions; and (ii) authorizing Seller to enter into this

Agreement and to consummate the Contemplated Transactions, on the terms and subject to the conditions set forth in this Agreement and the Related Documents.

(c)No votes or consent of holders of any class or series of capital stock are necessary to approve and adopt this Agreement, the Related Documents and the Contemplated Transactions and no other approval is required on behalf of Seller for the execution, delivery or performance of this Agreement, the other Related Documents and the Contemplated Transactions.

(d)The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and the Related Documents will not, materially conflict with, or result in any material violation or material breach of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon the Purchased Assets, the Licensed Intellectual Property or, to Seller’s Knowledge, the UCLB Intellectual Property under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under, or require any action by or notice to any Person under, (i) Seller’s organizational documents, (ii) any Contract to which Seller is a party or any of its properties or other assets is subject or (iii) any Law or Order applicable to Seller, the Business, the Purchased Assets, the Licensed Intellectual Property or, to Seller’s Knowledge, the UCLB Intellectual Property.

(e)The execution and delivery of this Agreement and the Related Documents, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and the Related Documents, do not require the consent or waiver from any lender or creditor, nor does the execution and delivery of this Agreement and the Related Documents, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and the Related Documents, result in any repayment or repurchase obligation or any other indebtedness of Seller.

(f)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Seller, the Business, the Purchased Assets, the Licensed Intellectual Property or, to Seller’s Knowledge, the UCLB Intellectual Property, for, or in connection with, (i) the execution and delivery of this Agreement by Seller; (ii) the transfer of the Purchased Assets to Buyer; or (iii) the consummation of the Contemplated Transactions.

Section 3.3.Good Title; Sufficiency of Assets.

(a)Seller has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contract, a sole and exclusive and Enforceable leasehold interest in, or adequate rights to use, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets. There are no adverse claims of ownership to the Purchased Assets and Seller has not received written notice that any

Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets, nor are there any facts, circumstances or conditions on which, to Seller’s Knowledge, such a claim could be brought in the future. At the Closing, Buyer will acquire from Seller sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contract, a sole and exclusive and Enforceable leasehold interest in, or adequate rights to use, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(b)Subject to the Contract as set forth on the Disclosure Schedule Section 3.3(b), Seller has adequate rights to use [***] to perform its obligations under the this Agreement and the other Related Documents and, [***], has the right to sublicense, transfer and deliver to Buyer, as applicable, [***].

(c)The Purchased Assets, the UCLB Intellectual Property and the Licensed Intellectual Property constitute, together with the rights, transfers and services provided under the Related Documents and the Surviving Terms (as defined in the Termination Agreement) all of the Intellectual Property Rights, properties, interests, assets and rights of Seller or any of its Affiliates that (i) are owned or Controlled by Seller or its Affiliates at the Closing and (ii) (A) are necessary for the Exploitation of any RPGR Product in the same manner as Seller prior to the Closing; or (B) were actually used by or on behalf of Seller (or any of its Affiliates) in connection with, the Exploitation of any RPGR Product prior to the Closing, in each case ((A) or (B)), other than the Seller [***] Technology (including any Patents that claim or cover any Seller [***] Technology).

Section 3.4.Intellectual Property.

(a)Seller exclusively owns all rights, title and interests in and to, and has the right to transfer to Buyer or its Affiliates under the terms of this Agreement, all Purchased Intellectual Property free and clear of all Liens, other than Permitted Liens. Seller either owns, or has a valid written license or other right to use, (i) all Licensed Intellectual Property and (ii) prior to the Closing, the UCLB Intellectual Property. Other than the Excluded Assets, immediately following the Closing, Buyer shall have the same rights, title and interests in and to each item of Purchased Intellectual Property and the UCLB Intellectual Property as held by Seller or its Affiliates immediately prior to the Closing, in each case, without the payment of any additional amounts or consideration, except for (A) any amounts that may become due and payable by Buyer (or any of its Affiliates) under the UCLB License or this Agreement following the Closing; or (B) any other fees, royalties or payments which Seller would otherwise have been required to pay had the transactions contemplated herein not occurred. Immediately following the Closing, Buyer shall have the right to use each item of Licensed Intellectual Property as licensed by Seller to Buyer immediately prior to the Closing, without the payment of any additional amounts or consideration, except for any fees, royalties or payments which Seller would otherwise have been required to pay had the transactions contemplated herein not occurred.

(b)The UCLB Patents represent all of the Patents owned or in-licensed by Seller (or any of its Affiliates) as of the Closing that claim or cover the composition of matter of any RPGR Product. Other than the Purchased Intellectual Property, the UCLB Patents, the Licensed Intellectual Property and the Seller [***] Technology (including any Patents that claim or cover any Seller [***] Technology), there is no other Intellectual Property Rights owned or in-licensed by Seller (or any of its Affiliates) as of the Closing that are primarily related to any RPGR Product. The Seller [***] Technology is not necessary for the Research, Development, Manufacture, Commercialization or Exploitation of any RPGR Product.

(c)There are no (i) trademarks, trade dress, trade names, logos, brands, design rights or service marks owned or in-licensed by Seller, or purported to be owned or in-licensed by Seller, as of the Closing that were created for or necessary for the Commercialization of the RPGR Product, or (ii) copyright registrations owned or purported to be owned by Seller as of the Closing relating to the RPGR Product or that were filed for, or necessary for, the Commercialization of, the RPGR Product.

(d)As of the Closing, Seller and its Affiliates are in material compliance with and have not materially breached, violated or defaulted under, or received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of (i) the Purchased Contract or (ii) any other license, sublicense or other Contract (A) to which any Seller (or any of its Affiliates) is a Party and (B) pursuant to which Seller (or any of its Affiliates) Control any of the Licensed Intellectual Property as of the Closing, nor has there been or is there any event or occurrence that would constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both) of any of Seller’s or its Affiliate’s obligations under any such Contract.

(e)Seller and its Affiliates have taken commercially reasonable efforts to protect the confidentiality of all material Know-How related to any RPGR Product within the Purchased Intellectual Property and UCLB Intellectual Property and, to Seller’s Knowledge, no such Know-How has been disclosed by Seller or any of its Affiliates to any Third Party other than UCL Business Ltd. (or any of its predecessors, successors or its or their respective affiliates) in accordance with the UCLB License, except (i) pursuant to valid and appropriately protective confidentiality and nondisclosure obligations; (ii) as required or requested pursuant to applicable Law, including to any Governmental Authority; or (iii) in connection with publications, presentations or public press releases made by Seller or any of its Affiliates in the ordinary course of business; provided that such publications, presentations or public press releases are consistent with the publications, presentations or public press releases that a similarly situated pharmaceutical company would make, acting reasonably under the same circumstances.

(f)Except as set forth in the UCLB License, no college, university or other educational or research institution or agency, Governmental Authority or other organization has sponsored Research or Development conducted by Seller or has any claim of right or license to, or ownership of, or other Lien upon any Purchased Intellectual Property or, to Seller’s Knowledge, UCLB Intellectual Property.

(g)The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and any Related Document will not, conflict with, or result in any violation of, breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than

Permitted Liens) in or upon, any Purchased Assets, Licensed Intellectual Property or, to Seller’s Knowledge, any UCLB Intellectual Property.

(h)The Manufacturing Process used in the Manufacture of the RPGR Product as conducted by or on behalf of Seller as of the Closing does not infringe or misappropriate any Intellectual Property Rights of any Third Party.

Section 3.5.Contracts. The Purchased Contract is Enforceable in accordance with its terms against Seller and, to Seller’s Knowledge, the other parties thereto, and, subject to obtaining any necessary consents disclosed pursuant to Section 3.2(d) and Section 3.2(f), will continue to be so Enforceable in accordance with its terms following the consummation of the Contemplated Transactions, and has been negotiated in good faith on an “arm’s length” transaction basis. The Purchased Contract, together with the Contracts listed in the Assignment and Assumption Agreement (including the Assignment and Assumption Amendment), are the only material Contracts to which Seller (or any of its Affiliates) is a party as of the Closing that primarily relate to the Exploitation of any RPGR Product, other than any Contracts that [***].

Section 3.6.Taxes.

(a)Seller has timely and properly filed all Tax Returns with respect to the Business or the Purchased Assets that are required to be filed and timely and properly paid all Taxes in respect thereof shown thereon as due and payable. All such Tax Returns are true, complete, and accurate in all material respects and prepared in accordance with applicable Law.

(b)Seller has established adequate reserves for the payment of, and will timely pay when due, all Taxes, including all Taxes that arise from or with respect to the Business, any RPGR Product or the Purchased Assets and are incurred or attributable to the Pre-Closing Tax Period.

(c)There are no liens for Taxes upon any of the Purchased Assets other than liens for Taxes not yet due and payable or that are being contested in good faith.

(d)As of the date of this Agreement, Seller is not the subject of an audit, investigation, or other proceeding relating to the payment of or failure to pay any amount of Taxes in respect of the Purchased Assets or the Business, and Seller has not received written notice from any Taxing Authority that such an audit, investigation, or other proceeding will be initiated in the future.

(e)Seller has not entered into an agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of a material amount of Taxes in respect of the Purchased Assets or the Business that will be in effect after the Closing.

(f)No claim has been made to Seller by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns in respect of the Purchased Assets or the Business that Seller is subject to taxation by that jurisdiction.

(g)Seller has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated United States federal income Tax Return or any other group filing Tax Returns on a combined, consolidated or unitary basis. Seller is not party to any Contract relating to Tax sharing or Tax allocation other than a Contract entered into in the ordinary course of business and the principal purpose of which was not the sharing or allocation of Taxes. Seller has no Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business and the principal purpose of which was not the sharing or allocation of Taxes) or otherwise.

(h)None of the Purchased Assets is a “United States real property interest” as defined in Section 897(c) of the Code.

Section 3.7.Brokers and Other Advisors. Except for Evercore Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

Section 3.8.Continued Solvency. Seller (a) is able to pay its debts as they become due; (b) is solvent and will be solvent immediately following the Closing; and (c) immediately following the Closing, will possess sufficient assets to discharge, or provide appropriate reserves for the discharge of, all of its Liabilities with respect to this Agreement. Seller is not engaged in business or a transaction, and it is not about to engage in business or a transaction, for which its remaining assets and capital are or will be insufficient to discharge, or provide appropriate reserves for the discharge of, all of its Liabilities with respect to this Agreement. Seller does not intend to incur, or believe that it will incur, Liabilities that would be beyond its ability to pay as such Liabilities matured. Seller has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

Section 3.9.No Other Representations or Warranties. The representations and warranties made by Seller in this Article III are the exclusive representations and warranties made by Seller under this Agreement. Except for the representations and warranties contained in this Article III or in any Related Document, (a) none of the Buyer or any other Person has made or makes any other representation or warranty, either written or oral, on behalf of Seller, and Seller hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever; and (b) without limiting the foregoing clause (a), Buyer acknowledges that Buyer has not relied on any representation or warranty from Seller or any of its Affiliates or Representatives in determining to enter into this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1.Organization, Standing and Power. Buyer is a corporation duly organized and validly existing under the laws of the State of Pennsylvania and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to have such power or authority or possess such governmental licenses, permits, authorizations or approvals, individually or in the aggregate, has not been and would not reasonably be expected to be material to Buyer, taken as a whole. Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material to Buyer.

Section 4.2.Authority; Noncontravention.

(a)Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. This Agreement and the Contemplated Transactions do not require approval of the holders of any shares of capital stock of Buyer. Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes an Enforceable obligation of Buyer in accordance with its terms.

(b)The execution and delivery of this Agreement and the Related Documents by Buyer do not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer; (ii) any Contract to which Buyer is a party or any of its respective properties or other assets is subject; or (iii) any Law or Order applicable to Buyer or its properties or other assets, except in the case of clause (ii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including the payments required to be made pursuant to Article II).

(c)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Contemplated Transactions.

Section 4.3.Capital Resources. Buyer has access to sufficient funds to consummate the Contemplated Transactions on the terms contemplated by this Agreement including the payment of the Purchase Price and any Development Milestone Payments and all fees and expenses payable by Buyer in connection with the Contemplated Transactions.

Section 4.4.Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.5.Antitrust. The Contemplated Transactions under this Agreement will not require any Party to file or cause to be filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, with the United States Federal Trade Commission and/or the Antitrust Division of the United States Department of Justice.

Section 4.6.No Other Representations or Warranties. The representations and warranties made by Buyer in this Article IV are the exclusive representations and warranties made by Buyer under this Agreement. Except for the representations and warranties contained in this Article IV or in any Related Document, none of the Buyer or any other Person has made or makes any other representation or warranty, either written or oral, on behalf of Buyer, and Buyer hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1.Confidentiality; Non-Solicitation.

(a)Confidentiality.

(i)Each of Buyer and Seller acknowledges that certain confidential or proprietary information was provided to them in connection with this Agreement and the consummation of the Contemplated Transactions under the Confidentiality Agreement; provided, however, that, effective upon the Closing, the Confidentiality Agreement shall terminate with respect to any Confidential Information included in or related to the Purchased Assets and the terms of this Section 5.1(a) shall govern with respect to such Confidential Information.

(ii)Notwithstanding anything to the contrary, the obligations under this Section 5.1(a) shall not apply to any information to the extent that such information:

(A)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party or its Affiliates;
(B)

was known to, or was otherwise in the possession of, the Receiving Party or its Affiliates, as evidenced by written records of the Receiving Party and its Affiliates kept in the ordinary course of business, prior to the time of disclosure by the Disclosing Party or any of its Affiliates (provided, however, that this Section 5.1(a)(ii)(B) will not apply to Purchased Assets, UCLB Know-

How or Licensed Know-How in each case constituting Confidential Information);

(C)

is disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates; or

(D)

is independently developed by or on behalf of the Receiving Party or its Affiliates outside of its performance under this Agreement, as evidenced by written records of the Receiving Party and its Affiliates kept in the ordinary course of business, without the use of the Confidential Information disclosed by the Disclosing Party or its Affiliates to the Receiving Party or its Affiliates under this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party, unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

(iii)The Parties acknowledge and agree that, as between the Parties, (A) this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of both Parties and that each Party shall be deemed to be the Receiving Party with respect thereto; (B) following the Closing, any Confidential Information contained or included in the Purchased Know-How and UCLB Know-How (the “RPGR Confidential Information”) shall be the Confidential Information of Buyer, and Buyer shall be deemed to be the Disclosing Party and Seller shall be deemed to be the Receiving Party with respect thereto; and (C) the Licensed Know-How shall be deemed the Confidential Information of Seller, and Seller shall be deemed to be the Disclosing Party and Buyer shall be deemed to be the Receiving Party with respect thereto.

(iv)Except to the extent expressly authorized by this Agreement (including pursuant to Section 5.1(a)(v)), any Related Document or otherwise agreed in writing by the Parties, the Parties agree that, from the Closing until the date that is [***] following the Closing, subject to the other provisions of this Section 5.1(a), (A) each Party will, and will cause its Affiliates to, maintain in confidence, not publish or otherwise disclose and otherwise safeguard, any and all Confidential Information of the other Party, using such degree of care that such Party uses with respect to its own confidential information (which shall in no event be less than a reasonable degree of care); and (B) the Receiving Party may only use such Confidential Information for the purposes of this Agreement (or any Related Document) and in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (or any Related Document).

(v)Notwithstanding anything contained in this Agreement to the contrary, the Receiving Party and its Affiliates may only disclose to Third Parties the Disclosing Party’s Confidential Information to the extent such disclosure is necessary in the following instances: (A) in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement or any Related Document, under non-disclosure and non-use provisions no less restrictive than those in this Agreement; (B) in connection with Regulatory Filings or audits by Regulatory Authorities for any RPGR Product; (C) in connection with prosecuting or defending litigation as permitted by this Agreement or any Related Document; (D) in complying with applicable court orders or governmental regulations (including securities regulations); (E) in the case of any Party, in communication with its employees, directors, officers, agents, contractors, consultants, and professional advisers, Affiliates, potential or actual collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors), and potential or actual investment bankers, acquirers, lenders or investors, each of the foregoing whom, on a need-to-know basis and prior to disclosure, must be bound by similar obligations of confidentiality and non-use no less restrictive than those contained in this Section 5.1(a); (F) as permitted in accordance with Section 5.3; or (G) as mutually agreed to in writing by the Parties.

(vi)If the Receiving Party is required to disclose Confidential Information of the Disclosing Party pursuant to applicable Law (including the rules of the Securities and Exchange Commission or any stock exchange) or in connection with any bona fide legal process, including disclosures of the type contemplated by the foregoing clauses (A) through (G) above (inclusive), then, such disclosure to the extent reasonably necessary shall not be deemed a breach of this Agreement; provided, however, that the Receiving Party, except where reasonably impracticable or legally impermissible, will: (1) inform the Disclosing Party as soon as reasonably practicable following it becoming aware of the required disclosure; (2) limit the disclosure to the required purpose; and (3) at the Disclosing Party’s request and reasonable expense, assist in attempting to object to, limit or seek to secure confidential treatment of the required disclosure.

(b)Non-Solicitation. Each Party, on behalf of itself and on behalf of its Affiliates, agrees that for a period of five (5) years commencing upon the Closing Date, such Party shall not (and shall cause its Affiliates to not), directly or indirectly, solicit or encourage any employee or consultant of the other Party (or any of its Affiliates) who was such at any time within the twelve (12)-month period immediately preceding the Closing Date to terminate or diminish its relationship with such other Party (or any of its Affiliates) after the Closing.

(c)Acknowledgments. Seller agrees and acknowledges that the covenants in this Section 5.1 are reasonable and valid in all respects and are necessary to protect the corporate good will, Confidential Information and Intellectual Property Rights, and other legitimate interests of the Parties, and such covenants represent only a limited restraint. Further, Seller acknowledges that, without the restrictions contained in this Section 5.1, the benefits of the Contemplated Transactions could be devalued, lost or circumvented, particularly in light of the nature and ongoing development of any RPGR Product, and that Buyer would not have entered into this Agreement without the restrictions contained in this Section 5.1. The provisions of this Section 5.1 are in addition to, and not in limitation of, any other similar provisions to which Seller or any of its Affiliates is bound.

(d)Interpretation. Seller acknowledges and agrees that the provisions of this Section 5.1 are necessary and reasonable to protect Buyer in the conduct of its business and are a material inducement to Buyer’s execution and delivery of this Agreement and its willingness to enter into the Contemplated Transactions.

(e)Validity. It is the desire and intent of the Parties that this Section 5.1 will be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any restriction set forth in this Section 5.1 is found by any court of competent jurisdiction to be invalid or unenforceable for any reason (e.g., because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), the Parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. The agreements contained in this Section 5.1 shall each constitute a separate agreement independently supported by good and adequate consideration. For the avoidance of doubt, the Parties acknowledge that Seller will benefit substantially from the consummation of the Contemplated Transactions and that the consideration that Seller will receive upon such consummation is adequate to support Seller’s agreement to be bound by the covenants set forth herein.

(f)Injunctive Relief. Seller understands that a breach of this Section 5.1 by Seller may cause Buyer or its Affiliates irreparable harm which may not be adequately compensated by money damages. Accordingly, in the event of a breach or threatened breach by Seller of this Section 5.1, Buyer or, as applicable, any of its Affiliates will be entitled to seek injunctive or other equitable relief to enforce the provisions hereof (without need to post bond), in addition to such other remedies to which Buyer or its Affiliates may be entitled, including the recovery of money damages and its reasonable attorneys’ fees and costs incurred thereby.

Section 5.2.Certain Tax Matters.

(a)Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement or the Acquisition (collectively, “Transfer Taxes”) shall be borne equally between Seller, on the one hand, and Buyer, on the other hand. Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.

(b)Tax Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to or as contemplated by this Agreement or any Related Document any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld; provided that, if Buyer becomes aware that any such withholding is required, it shall, prior to withholding any Taxes from payments to Seller hereunder, inform Seller of such requirement, and use commercially reasonable efforts to cooperate with Seller in executing any documents and taking any other commercially reasonable actions necessary to reduce or eliminate the need for such withholding. To the extent that any such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement and any Related Document as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be remitted by the applicable payer to the applicable employer for payment through such employer’s payroll procedure in accordance with applicable Law.

(c)Cooperation and Exchange of Information.

(i)Each of Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns in respect of the Purchased Assets or the Business and any audit, litigation or other proceeding with respect to Taxes in respect thereof. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 5.3.Public Announcements. Seller may issue a press release within thirty (30) days of Closing, substantially in the form attached here as Exhibit H. Thereafter, Seller and its Affiliates shall not issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of Buyer; provided, however, that Seller shall have the right to issue a press release disclosing the receipt of any Development Milestone Payment hereunder. Notwithstanding anything to the contrary in this Agreement or any Related Document, either Party may issue a press release or make a public statement with respect to the Contemplated Transactions without the consent of the other Party as may be required by Law or any listing agreement with any applicable securities exchange or market (including public disclosure of the existence of this Agreement and the terms hereof in a current or periodic report filed with the Securities and Exchange Commission); provided that such release or filing is provided to the other Party for prior review and comment. The foregoing shall not limit any non-public equity holder communication of either Party or any disclosure made in connection with a court pleading.

Section 5.4.Expenses. Except as expressly set forth herein, each of Seller and Buyer shall bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

Section 5.5.Misallocated Assets.

(a)If, after the Closing, Buyer or any of its Affiliates is transferred any asset which is ultimately determined to be an Excluded Asset or possesses any Excluded Asset (other than any Licensed Intellectual Property in connection with the exercise of the licenses granted to Buyer pursuant to Section 5.6(a)), then (i) Buyer shall, or shall cause its Affiliates to, transfer and convey (without further consideration) such Excluded Asset to Seller, and Seller will accept such Excluded Asset; (ii) Seller will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Excluded Liabilities associated with such Excluded Asset as contemplated in Section 2.4; and (iii) Buyer and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions which are reasonably necessary or desirable to effect the transfer of such Excluded Asset back to Seller and, until such time, to the extent necessary and applicable, Buyer hereby grants to Seller an irrevocable, perpetual, global, non-exclusive, royalty-free license (with the right to grant sublicenses under multiple tiers) to use such Excluded Asset for any and all purposes until such transfer is effective.

(b)If, after the Closing, Seller or any of its Affiliates is transferred any asset which is ultimately determined to be a Purchased Asset or possesses any Purchased Asset (other than in connection with the performance of Seller’s (or its Affiliates’) obligations under this Agreement (including pursuant to Section 5.7), the Supply Agreement, the Termination Agreement (including pursuant to any terms of the Collaboration Agreement that survive pursuant to the Termination Agreement) or any other Related Documents, as applicable), then, (i) Seller shall, or shall cause its Affiliates to, transfer and convey (without further consideration) such Purchased Asset to Buyer, and Buyer will accept such Purchased Asset, (ii) Buyer will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Assumed Liabilities associated with such Purchased Asset as contemplated in Section 2.3, and (iii) Seller and Buyer will promptly execute such documents or instruments of conveyance or assumption and take such further actions which are reasonably necessary or desirable to effect the transfer of such Purchased Asset to Buyer and, until such time, to the extent necessary and applicable, Seller hereby grants to Buyer an irrevocable, perpetual, global, non-exclusive, royalty-free license (with the right to grant sublicenses under multiple tiers) to use such Purchased Asset for any and all purposes until such transfer is effective.

(c)From and after the Closing, Seller shall refer all inquiries and other communications (whether written or oral) in respect of any RPGR Product (or the Exploitation thereof) or Purchased Asset to Buyer and shall promptly inform Buyer of such inquiries and communications. At Buyer’s request, Seller shall reasonably cooperate with Buyer, at Buyer’s reasonable request, to facilitate Buyer’s communication with such Person’s inquiry or other communication in respect of such RPGR Product or Purchased Asset, as applicable.

Section 5.6.Unblocking Licenses; Grant-Back License.

(a)Subject to the terms and conditions of this Agreement, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer and its Affiliates, effective as of the Closing and from and after the Closing Date, a non-exclusive, perpetual, irrevocable, non-transferable (except as set forth in Section 7.6), royalty-free, fully paid-up, worldwide license (with the right to grant sublicenses through multiple tiers, subject to the remainder of this Section 5.6(a)) under all Licensed Intellectual Property solely to Research, Develop, Manufacture, Commercialize and otherwise Exploit any RPGR Product in the Territory. Subject to the remainder of this Section 5.6(a), Buyer shall have the right to grant any sublicenses, in whole or in part, under the licenses or rights granted to Buyer under this Section 5.6(a) [***]. In the event that Buyer (or any of its Affiliates) grants any sublicense under any of the licenses or rights granted to Buyer and its Affiliates under this Section 5.6(a) [***], then: (i) Buyer shall remain responsible for the performance of its obligations under this Agreement and the Related Documents, (ii) Buyer shall remain liable to Seller for any and all acts or omissions of any such sublicensees, including compliance with the applicable terms and conditions of this Agreement or any relevant Related Documents, as applicable, and (iii) any such sublicense granted [***] shall be in writing and shall be subject to, and consistent with, the applicable terms and conditions of this Agreement or any relevant Related Documents, as applicable.

(b)Subject to the terms and conditions of this Agreement and the Supply Agreement (including Section 3 of the Supply Agreement), Buyer, on behalf of itself and its Affiliates, hereby grants to Seller and its Affiliates, effective as of the Closing and from and after the Closing Date, a non-exclusive, irrevocable, non-transferable (except as set forth in Section 7.6), royalty-free, fully paid-up, worldwide license under:

(i)the Purchased Intellectual Property and the Janssen Arising IP, in each case, solely for the use by Seller and its Affiliates in connection with the performance of Seller’s (or its Affiliates’) obligations under this Agreement (including pursuant to Section 5.7), the Supply Agreement, the Termination Agreement (including pursuant to any terms of the Collaboration Agreement that survive pursuant to the Termination Agreement) or any other Related Documents, as applicable;

(ii)all Purchased Intellectual Property solely to Research, Develop, Manufacture, Commercialize and otherwise Exploit any products or services existing within the Excluded Assets as of the Closing Date in the Territory; provided that the licenses granted to Seller under this Section 5.6(b)(ii) specifically excludes any license or grant of rights under the UCLB Intellectual Property; and

(iii)solely with respect to any Janssen Arising IP that is necessary for the practice of any Manufacturing Intellectual Property or Supplier Arising IP, solely to practice or use such Manufacturing Intellectual Property or Supplier Arising IP (other than with respect to the practice or use of such Manufacturing Intellectual Property or Supplier Arising IP for the Manufacture of any products or services directed to the RPGR Target or the treatment of the RPGR Target Indication).

Subject to the remainder of this Section 5.6(b), Seller shall have the right to grant sublicenses (including through multiple tiers), in whole or in part, under the licenses or rights granted to Seller under (A) Section 5.6(b)(i) [***]; or (B) Section 5.6(b)(ii) to any of its Affiliates or any Third Party. In the event that Seller (or any of its Affiliates) grants any sublicense under any of the licenses or rights granted to Seller and its Affiliates under this Section 5.6(b) [***], then: (1) Seller shall remain responsible for the performance of its obligations under this Agreement and the Related Documents, (2) Seller shall remain liable to Buyer for any and all acts or omissions of any such sublicensees, including compliance with the applicable terms and conditions of this Agreement or any relevant Related Documents, as applicable, and (3) any such sublicense granted to [***] shall be in writing and shall be subject to, and consistent with, the applicable terms and conditions of this Agreement or any relevant Related Documents, as applicable.

(c)Each Party acknowledges that the licenses and rights granted under this Section 5.6 are limited to the scope expressly granted therein and, except with respect to any rights or licenses expressly granted under this Agreement or any Related Document (including with respect to the Purchased Assets pursuant to Section 2.1 of this Agreement) or the rights or licenses granted pursuant to the Collaboration Agreement that survive pursuant to the Termination Agreement, (i) all other rights to any Patents, Know-How or other Intellectual Property Rights of a Party licensed hereunder are expressly reserved to the Party granting the license to such Patents, Know-How or other Intellectual Property Rights, and (ii) nothing in this Agreement will be interpreted to grant a Party any rights under any Patents, Know-How or other Intellectual Property Rights owned or Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel, or otherwise. Without limiting the foregoing, notwithstanding anything to the contrary in this Agreement, (A) except with respect to the Purchased Intellectual Property assigned to Buyer under this Agreement, Seller is not granting any licenses or rights to Buyer (or any of its Affiliates) under any Patents, Know-How or other Intellectual Property Rights owned or otherwise Controlled by Seller or any of its Affiliates to Research, Develop, Manufacture, Commercialize or otherwise Exploit any compound, construct, product or service other than any RPGR Product; and (B) except with respect to (1) the licenses granted to Seller and its Affiliates under Section 5.6(b)(i) or (2) any other rights or licenses expressly granted to Seller or its Affiliates under this Agreement or any Related Documents in connection with Seller’s (or its Affiliate’s) performance of its obligations under this Agreement or any Related Documents, as applicable, Buyer is not granting any licenses or rights to Seller (or any of its Affiliates) under any Patents, Know-How or other Intellectual Property Rights, including the UCLB Intellectual Property, owned or otherwise Controlled by Buyer or any of its Affiliates to Research, Develop, Manufacture, Commercialize or otherwise Exploit any RPGR Product.

(d)The Parties agree that this Agreement constitutes an executory contract under Section 365 of the Bankruptcy Code for the license of “intellectual property” as defined under Section 101 of the Bankruptcy Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Buyer, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Bankruptcy Code, including under Section 365(n) of the Bankruptcy Code, and any similar Laws in any other country in the Territory and that Buyer cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Buyer’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Buyer. The Parties further agree that, in the event of an Insolvency Event by or against Seller under the Bankruptcy Code and any similar laws in any other country in the Territory, Buyer may be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property (including Licensed Know-How and Know-How transferred to Buyer pursuant to the Technology Transfer Plan), and the same, if not already in its possession, will be promptly delivered to it: (i) upon any such commencement of an Insolvency Event upon its written request therefor, unless Seller elects to continue to perform all of its obligations under this Agreement; or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of Seller upon written request therefor by Buyer. Whenever Seller or any of its successors or assigns provides to Buyer any of the intellectual property licensed hereunder (or any embodiment thereof including Licensed Know-How and Know-How transferred to Buyer pursuant to the Technology Transfer Plan) pursuant to this Section 5.6(d), Buyer shall have the right to perform Seller’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Buyer shall release Seller from liability resulting from rejection of the license or the failure to perform such obligations.

(e)All rights, powers and remedies of Buyer provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Seller. The Parties agree that they intend the following rights to extend to the maximum extent permitted by Law, and to be enforceable under Bankruptcy Code Section 365(n):

(i)the right of access to any intellectual property rights (including all embodiments thereof) of Seller licensed to Buyer hereunder, or any Third Party with whom Seller contracts to perform an obligation of Seller under this Agreement, and, in the case of the Third Party, which is necessary for the Manufacture, use, sale, import or export of RPGR Products; and

(ii)the right to contract directly with any Third Party to complete the contracted work.

Section 5.7.Technology Transfer Plan. Subject to the terms and conditions of this Agreement (including this Section 5.7), Buyer and Seller agree to conduct a technology transfer in accordance with the terms set forth in the Technology Transfer Plan attached hereto as Exhibit E.

Section 5.8.Additional Covenants of Seller. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates will license, assign, transfer or otherwise convey any Licensed Intellectual Property to any Third Party, in each case, in any manner that would conflict with any of the rights or licenses granted to Buyer under this Agreement, including the licenses or rights granted to Buyer pursuant to Section 5.6(a); provided, however, that, for clarity, Seller shall have no obligation to prosecute, maintain, enforce or defend any of the Licensed Patents.

Section 5.9.Further Assurances. Buyer and Seller hereby each agree on behalf of itself that it shall execute, acknowledge and deliver such further instruments, and to do all such further acts, as is reasonably necessary or appropriate in order to vest in Buyer or Seller, as applicable, and their respective successors, assigns and sublicensees the Purchased Assets and the rights and licenses granted pursuant to Section 5.6.

Section 5.10.Insurance. As of the Closing Date, the coverage under all insurance policies of Seller and its Affiliates shall continue in force only for the benefit of the Seller and its Affiliates, and not for the benefit of Buyer or any of its Affiliates. As of the Closing Date, Buyer agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Purchased Assets.

Section 5.11.Access to Books and Records. After the Closing Date until the earlier to occur of [***], Seller shall (i) give Buyer and its Representatives reasonable access, upon reasonable notice during normal business hours, to the books and records (other than where access to such information is prohibited by applicable Law), or other information and documents primarily related to the Purchased Assets or the Business, in each case, that are (A) primarily related to the Purchased Assets or the Business (notwithstanding that such books, records or files are necessary for, or actually used by or on behalf of Seller (or any of its Affiliates) as of the Closing in the Exploitation of any Other Seller Product), but excluding any such books, records, information or other documentation that constitute embodiments of Seller [***] Technology; and (B) in Seller’s or its Affiliates’ possession and control, and will permit Buyer and its Representatives to make copies of such books, records, information and documents as Buyer may reasonably request (at Buyer’s sole cost and expense); (ii) deliver to Buyer, at Seller’s sole cost and expense, each Clinical Development Record generated after the Closing [***], and (iii) provide Buyer and its Representatives reasonable access, upon reasonable notice during normal business hours, to the officers, other senior management and Representatives of Seller to cooperate reasonably, at such times as Buyer and its Representatives may reasonably request, to verify and discuss the information furnished to Buyer and its Representatives and otherwise discuss the Purchased Assets or the Business; provided that, in each case, such access and cooperation shall not unreasonably disrupt the personnel and operations of Seller or the Business.

ARTICLE VI

INDEMNIFICATION

Section 6.1.Indemnification of Buyer.

(a)Subject to the limitations set forth in this Article VI, without limiting the Termination Agreement, from and after the Closing, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, agents and Representatives (each, a “Buyer Indemnified Party”) from and against, and hold each Buyer Indemnified Party harmless from, any and all debts, obligations, losses, Liabilities, damages, Liens, Taxes, penalties, costs of investigation, costs of defense and enforcement of this Agreement or other costs and expenses, including reasonable attorneys’ and experts’ fees and expenses (collectively, “Losses”), to the extent arising from, relating to or otherwise in connection with:

(i)any breach of or inaccuracy in any representation or warranty of Seller in this Agreement or any Related Document, [***];

(ii)any breach by or behalf of Seller or any of its Affiliates of any of Seller’s covenants or agreements contained in this Agreement or any Related Document;

(iii)any Fraud by or on behalf of Seller;

(iv)any Transfer Taxes allocated to Seller pursuant to Section 5.2(a); or

(v)any Excluded Liabilities or Excluded Assets.

(b)[***].

Section 6.2.Indemnification of Seller Indemnified Parties. Subject to the limitations set forth in this Article VI, without limiting the Termination Agreement, from and after the Closing, Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, agents and Representatives (each a “Seller Indemnified Party”) from and against, and hold each Seller Indemnified Party harmless from, any and all Losses, to the extent arising from, relating to or otherwise in connection with:

(a)any breach of or inaccuracy in any representation or warranty of Buyer in this Agreement or any Related Document, [***];

(b)any breach by or behalf of Buyer or any of its Affiliates of any of Buyer’s covenants or agreements contained in this Agreement or any Related Document;

(c)any Transfer Taxes allocated to Buyer pursuant to Section 5.2(a);

(d)any practice of the Licensed Intellectual Property by or on behalf of Buyer (or any of its Affiliates or its or their sublicensees under such Licensed Intellectual Property) pursuant to the license granted to Buyer under Section 5.6(a);

(e)any Fraud by or on behalf of Buyer; or

(f)any Assumed Liabilities.

Section 6.3.Indemnification Claims

(a)In order for a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under Section 6.1 or Section 6.2 in respect of, arising out of or involving a claim of a Third Party (a “Third Party Claim”), such Indemnified Party must notify, with respect to a claim for indemnification pursuant to Section 6.1, Seller, or, with respect to a claim for indemnification pursuant to Section

6.2, Buyer (each, an “Indemnifying Party”) in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party) [***] after receipt by such Indemnified Party of actual notice of the Third Party Claim; provided, however, that failure to give such notification or any deficiency in such notification shall not affect the indemnification provided under Section 6.1 or Section 6.2 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure or deficiency. The Indemnifying Party shall have the right to undertake the defense or opposition to such Third Party Claim (at the Indemnifying Party’s expense) with counsel selected by it and reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party [***] after it has been notified of the Third Party Claim that it will defend the Indemnified Party against such Third Party Claim; (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (iii) the Third Party Claim does not relate to or arise in connection with Taxes, any purported class action, or any criminal or regulatory enforcement Action; (iv) the Indemnified Party has not been advised in writing by outside counsel that a legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim; (v) the Third Party Claim does not allege the infringement of the Intellectual Property Rights of any Person by the Indemnified Party; and (vi) the Indemnifying Party diligently and vigorously and in good faith conducts the defense of the Third Party Claim. The Indemnifying Party may not settle any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) unless (1) the claimant in such Third Party Claim provides to the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, a full, general and unqualified release from all liability in respect of such Third Party Claim; (2) such settlement does not involve any injunctive relief; (3) such settlement does not create a Lien on any of the assets of the applicable Indemnified Parties or impose any restriction or condition that would apply to or materially affect the applicable Indemnified Parties or the conduct of the applicable Indemnified Parties’ businesses; and (4) such settlement does not involve any finding or admission of liability or wrongdoing. If the Indemnifying Party elects not to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

(b)In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification or any deficiency in such notification shall not affect the indemnification provided under Section 6.1 or Section 6.2 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure or deficiency. If the Indemnifying Party does not notify the Indemnified Party [***] following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 6.1 or Section 6.2, such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 6.1 or Section 6.2 and the Indemnified Party shall be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

Section 6.4.Termination of Indemnification.

(a)The obligations to indemnify and hold harmless an Indemnified Party hereto (i) pursuant to Section 6.1(a)(i) and Section 6.2(a) shall terminate when the applicable representation or warranty terminates pursuant to Section 6.4(b); (ii) pursuant to Section 6.1(a)(ii) and Section 6.2(b), shall terminate pursuant to Section 6.4(b); and (iii) pursuant to the other clauses of Section 6.1 and Section 6.2 shall not terminate; provided, however, that as to clauses (i) and (ii) above such obligation to indemnify and hold harmless shall not terminate with respect to any claims as to which the Indemnified Party shall have, before the expiration of the applicable period, previously delivered a notice of such claim to the Indemnifying Party.

(b)All representations, warranties, covenants and obligations contained in this Agreement shall survive the Closing; provided, however, that, except in the case of Fraud, all representations and warranties (other than the Fundamental Representations and representations and warranties in Section 3.4(h)) shall terminate [***] and (i) all Fundamental Representations shall terminate [***] and (ii) Section 3.4(h) shall terminate [***]. All covenants and obligations of the Parties shall survive until they are fully performed or fulfilled, except as otherwise expressly set forth in the terms of such covenants and agreements.

Section 6.5.Limitations.

(a)Seller shall not be liable for any Loss or Losses under Section 6.1(a)(i) (other than a Loss or Losses arising from a breach of any Fundamental Representation of Seller or Fraud by Seller) (i) unless and until the amount of Losses arising from any matter or series of matters relating to the same underlying fact, circumstance, action or event [***] (“Covered Losses”); and (ii) unless and until the aggregate amount of all Covered Losses incurred by the Buyer Indemnified Party [***] of the Closing Purchase Price, [***]; provided, however, that (A) the cumulative indemnification obligations of the Seller under Section 6.1(a)(i) (other than a Loss or Losses arising from a breach of any Fundamental Representation of Seller, Section 3.3(c) (Sufficiency of Assets), Section 3.4(h) or Fraud by Seller) shall in no event [***]; (B) the cumulative indemnification obligations of the Seller under Section 6.1(a)(i) arising from a breach of Section 3.3(c) (Sufficiency of Assets) or Section 3.4(h) shall in no event [***]; and (C) the cumulative indemnification obligations of Seller under this Agreement shall in no event [***]. Seller shall only be required to indemnify a Buyer Indemnified Party for any particular Loss one time.

(b)Each Indemnified Party shall use commercially reasonable efforts to mitigate its Losses. The amount of Losses payable under this Article VI shall be reduced by any and all amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, net of any expenses incurred by such

Indemnified Party in collecting such amount. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnified Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

Section 6.6.[***]

Section 6.7.Exclusive Remedies. Buyer and Seller acknowledge and agree that after the Closing, the indemnification provisions of this Article VI shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements to be performed on or prior to Closing by Buyer or Seller contained in this Agreement or any Related Document (other than (i) claims for equitable relief and (ii) claims of, or causes of action arising from, Fraud).

Section 6.8.Purchase Price Adjustments. To the extent permitted by applicable Law, any amounts payable under Article VI shall be treated by Buyer and Seller as an adjustment to the Purchase Price for U.S. federal income tax purposes.

Section 6.9.No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS DAMAGES OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES OR ATTORNEYS’ FEES, COSTS OR PREJUDGMENT INTEREST THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS OR IN RESPECT OF ANY BREACH OF SECTION 5.1(A).

ARTICLE VII

GENERAL PROVISIONS

Section 7.1.Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 7.2.Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly given upon receipt) (i) by hand delivery; (ii) by prepaid overnight courier (providing written proof of delivery); (iii) by electronic mail (with confirmation of transmission); or (iv) by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified by like notice):

if to Buyer, to:

[***]

and

[***]

if to Seller, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

provided that any notice received at the addressee’s location (or, if sent by electronic mail, to the appropriate email addresses set forth in this Section 7.2) on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

Section 7.3.Consents and Approvals. For any matter under this Agreement requiring the consent or approval of either Party to be valid and binding on the Party, such consent or approval must be in writing.

Section 7.4.Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile .pdf or other electronically transmitted signatures), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.5.Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other Related Documents (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Related Documents, and the Confidentiality Agreement; and (ii) other than in respect of any Indemnified Party pursuant to the terms of Article VI, are not intended to and do not confer upon any Person other than the Parties any legal or equitable rights or remedies.

Section 7.6.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either of the Parties without the prior written consent of the other Party, except that (a) subject in each case to Section 2.6(h), Buyer, upon prior written notice to Seller, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to an Affiliate or to a Third Party in connection with the sale or exclusive license of the Purchased Assets or any RPGR Product; and (b) Seller may (i) assign this Agreement by operation of law (including pursuant to a transfer as a result of a merger, consolidation or liquidation or dissolution of Seller) and (ii) upon prior written notice to Buyer, assign in its sole discretion its right to receive, in whole or in part, Development Milestone Payments as part of a single transaction to a single purchaser (including one or more of its affiliates) (provided that any such assignee of Seller’s right to receive Development Milestone Payments shall agree to be bound by obligations of confidentiality and non-use consistent with the terms of Section 5.1(a)); provided, however, that no such assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be Enforceable by, the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 7.6 shall be null and void.

Section 7.7.Governing Law; Judicial Resolution; Waiver of Jury Trial; Specific Performance.

(a)This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law, principles or rules of such state, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction.

(b)With the exception of any provisional relief sought pursuant to Section 7.7(d), before initiating litigation, the parties must attempt to resolve a dispute by confidential mediation. The mediation shall be held in New York, New York. Either Party may initiate mediation by written notice to the other Party of the existence of a dispute.

(i)The Parties shall use a professional mediator selected by agreement. The Parties shall select a mediator within [***] of the notice and the mediation will begin promptly after the selection. The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of [***] of a substantive mediation conference attended on behalf of each Party by a representative with authority to resolve the dispute, that the dispute cannot be resolved by mediation. In no event, however, shall mediation continue more than [***] from initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period.

(ii)Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until [***] after the conclusion of the mediation.

(iii)The Parties may jointly opt out of the mediation procedure by written mutual agreement.

(c)Each Party acknowledges and agrees that in the event that such Party breaches its obligations under this Agreement, the other Party may be damaged irreparably. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Party shall be entitled to seek an injunction or injunctions to prevent breaches or violations of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any action instituted in any court specified in Section 7.7(b) in addition to any other remedy to which the Parties may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties retain all rights and defenses available to any action brought in law or equity.

(d)Either Party has the right to seek provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute.

(e)EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL OF ANY ISSUE BY JURY.

Section 7.8.Severability. If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or such Related Document shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.9.Amendment. This Agreement may be amended by the Parties at any time by an instrument in writing signed on behalf of each of the Parties.

Section 7.10.Appendices, Schedules and Exhibits. Except as otherwise provided in this Agreement, all Appendices, Exhibits and Schedules referred to in this Agreement are intended to be and hereby are made a part of this Agreement. The Disclosure Schedules have been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Agreement. The disclosure of any item in any section or subsection of the Disclosure Schedules will be deemed disclosed with respect to each other section and subsection of the Disclosure Schedules. Certain information set forth in the Disclosure Schedules is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) or items (a) are or are not material to the Business or the Purchased Assets; (b) amount to a Material Adverse Effect; or (c) occurred outside of the ordinary course of business of Seller. No Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in a Disclosure Schedules is or is not material for purposes of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SELLER:

MEIRAGTX UK II LIMITED

By:	/s/ Stuart Naylor
Name: Stuart Naylor
Title: Chief Development Officer

MEIRAGTX HOLDINGS PLC

By:	/s/ Stuart Naylor
Name: Stuart Naylor
Title: Chief Development Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BUYER:

JANSSEN PHARMACEUTICALS, INC.

By:	/s/ Sarah Brennan
Name: Sarah Brennan
Title: President

[Signature Page to Asset Purchase Agreement]